EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT MODIFICATION
     The purpose of this letter is to modify and amend the Executive Employment Agreement (the “Agreement”) by and between Manhattan Associates, Inc, a Georgia corporation (“Company”), and Peter F. Sinisgalli (“Executive”) that was entered into the 25th day of February, 2004. This modification to the Agreement (the “Modification) shall be effective as of July 19, 2007. In the event of a conflict between this Modification and the Agreement, the terms of this Modification shall control. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.
     Executive has agreed to continue in the position of President and Chief Executive Officer through April 12, 2012. In consideration of this, Company has agreed to modify the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. Employment and Duties.
          A. Company shall continue to employ Executive as President and Chief Executive Officer. Executive hereby accepts employment on the terms set forth herein and in the Agreement as modified hereby. Executive shall continue to report to the Board of Directors.
          B. Executive shall continue with the duties that have been established and as are normally associated with the duties of President and Chief Executive Officer. Specifically, Executive shall have overall primary responsibility for the functions of the Company.
     2. Compensation.
          A. Base Salary. During his employment hereunder, Company shall continue to pay Executive a base salary (“Base Salary”) of $18,333.33 semi-monthly ($440,000.00 annualized), subject to all standard employment deductions. Company and Executive agree that this amount shall be reviewed on an annual basis.
          B. Performance-Related Bonus. Executive shall continue to be eligible to receive a performance-related bonus as determined by the Compensation Committee in its discretion.
          C. Stock Options. In consideration of Executive’s continued duties and responsibilities, Executive shall receive an option pursuant to the Manhattan Associates, Inc. Option Plan (the “Option Plan”) and the terms of the Agreement to purchase 200,000 shares of the Company’s common stock with a seven year term at an exercise price of $28.52 (which is the closing price of the Company’s common stock for the day preceding the effective date of this Modification) and a grant of 66,667 restricted shares, on the date of this Modification. All of the options and restricted shares set forth above will vest in 16 equal quarterly installments beginning April 4, 2008. Executive will continue to receive restricted shares and the option to purchase additional shares of the Company’s common stock on an annual basis as determined by the Compensation Committee. All options and restricted shares will be subject to the other terms in accordance with the stock option and restricted certificates or award agreements, respectively, provided for each grant.
          In the event of a Change of Control and provided Executive is terminated other than for Cause or is terminated by a Constructive Termination and such termination or Constructive Termination occurs within two (2) years of such Change of Control, all options granted under this Modification whether vested or non-vested shall vest as of the date of the termination.
Definitions:
Change of Control shall mean the happening of an event that shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; (ii) the date the stockholders of the Company (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Company; or (iii) the date the stockholders of the Company (or the Board, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s voting capital stock immediately prior to the merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held by each such holder in the same or substantially similar proportion (on a fully diluted basis) as such holder’s ownership of voting capital stock of the Company immediately before the merger or consolidation.
Cause shall include but not be limited to an act or acts or an omission to act by the Executive involving (i) willful and continual failure to substantially perform his duties with the Company (other than a failure resulting from the Executive’s Disability) and such failure continues after written notice to the Executive providing a reasonable description of the basis for the determination that the Executive has failed to perform his duties, (ii) indictment for a criminal offense other than misdemeanors not disclosable under the federal securities laws, (iii) breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has not already materially damaged the Company, or is susceptible to remedy or cure and no such damage has occurred, is not cured or remedied reasonably promptly after written notice to the Executive providing a reasonable description of the breach, or (iv) conduct that the Board of Directors of the Company has determined, in good faith, to be dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to the Executive prior to such conduct.
Constructive Termination For purposes of this Agreement, Constructive Termination shall mean a situation after a Change of Control where the failure by the Company to provide the Executive with compensation and benefits substantially comparable, in the aggregate, to those provided for under the employee benefit plans, programs and practices in effect immediately prior to the Change of Control.
          All other terms of the “Terms and Conditions for Stock Options” shall remain the same. This provision is in addition to, and not in lieu of any provision in your Agreement relating to options.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 19, 2007.

COMPANY:

Manhattan Associates, Inc.

By:	/s/ John Huntz
Name:	John Huntz
Title:	Chairman

Date:	7/19/07

EXECUTIVE:

/s/ Peter F. Sinisgalli

Peter F. Sinisgalli

Date:	7/19/07